Conformed



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

  Date of Report (date of earliest event reported) February 10, 1998


                             Beneficial Corporation
             (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                    No Change
         (Former name or former address, if changed since last report)





    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation, issued on February 10, 1998:



                     BENEFICIAL CORPORATION ANNOUNCES SALE
                             OF CANADIAN SUBSIDIARY

    WILMINGTON, Del. - Beneficial Corporation today announced a definitive agreement to sell its Canadian subsidiary, Beneficial Canada Holdings Inc., to Associates First Capital Corporation. The sale is subject to corporate and regulatory approvals. Terms of the agreement were not disclosed, although Beneficial expects to record a net aftertax gain of more than $100 million in the first quarter.

    Beneficial Canada has 105 offices and C$1.1 billion in net receivables.

    In October, Beneficial Corporation announced that, as a result of a recent strategic review, it would sell its Canadian and German consumer finance subsidiaries and focus on its core U.S. consumer financial services businesses, including consumer finance, related credit insurance, private-label credit card, and its highly profitable United Kingdom and Irish operations. The company also plans to sell certain real estate holdings in New Jersey and Florida. A contract for sale of 580 acres of land in Peapack-Gladstone and Bedminster, N.J., was announced on Jan. 30.

    Proceeds from the sale will be reinvested in the core business, which is currently in the midst of a major re-engineering project designed to improve loan growth, increase efficiency and significantly improve profitability. The proceeds will also effectively finance the company's current 3 million-share equity repurchase program.

    Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer finance, credit-card, banking and insurance operations located throughout the United States, the United Kingdom, Ireland and Germany.



                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BENEFICIAL CORPORATION
                                            (Registrant)


                                  By /s/ Samuel F. McMillan
                                     Samuel F. McMillan
                                     Senior Vice President
                                       and Treasurer

    Dated:  February 10, 1998